UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 10, 2007

SCICLONE PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19825	94-3116852
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

950 Tower Lane, Suite 900
Foster City, California 94404
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (650) 358-3456

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification to Rights of Security Holders.

As permitted in the previously-disclosed Rights Agreement dated as of December 19, 2006 between SciClone Pharmaceuticals, Inc. (the “Company”) and Mellon Investor Services LLC (the “Rights Agreement”), on September 10, 2007, the Company’s Board of Directors approved a potential increase in the number of shares of the Company’s Common Stock beneficially owned by Sigma Tau Finanziaria S.p.A. (“Sigma Tau”), together with all its Affiliates and Associates (each as defined in the Rights Agreement), so long as (i) Sigma Tau, its Affiliates or Associates, become the beneficial owners of such additional shares on or before September 10, 2008, and (ii) such increase does not exceed 5,000,000 shares above the number of shares already beneficially owned by Sigma Tau and its Affiliates and Associates as of September 10, 2007 (as limited by subsections (i) and (ii) of this sentence, a “Sigma Tau Ownership Increase”).  The Company has no agreement or arrangement with, nor any commitment from, Sigma Tau or any of its Affiliates or Associates with respect to any increase in their beneficial ownership of shares of the Company’s Common Stock.  If the Board had not provided such prior approval of a Sigma Tau Ownership Increase, then the date of the occurrence of any increase in beneficial ownership by Sigma Tau, if any, would constitute a Distribution Date (as defined in the Rights Agreement) and would trigger certain events under the Rights Agreement, including without limitation the exercisability of the Rights (as defined in the Rights Agreement); however, because the Board has provided such prior approval, such events will not be triggered under the Rights Agreement in the event of a Sigma Tau Ownership Increase, if any.

Sigma Tau is the Company’s European collaborative partner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCICLONE PHARMACEUTICALS, INC.

Dated: September 14, 2007

/s/ Richard A. Waldron
Richard A. Waldron
Executive Vice President and
Chief Financial Officer